Exhibit 8.1

[Letterhead of Hogan & Hartson LLP]

October 31, 2008

Board of Directors

CapitalSource Inc.

4445 Willard Avenue, 12th Floor

Chevy Chase, MD 20815

Ladies and Gentlemen:

We have acted as tax counsel to CapitalSource Inc., a Delaware corporation (the “Company”), in connection with the (1) resale registration of 71,459,106 shares of its common stock, par value $0.01 per share (“Shares”), which Shares may be sold by certain selling stockholders from time to time, as described in the prospectus supplement dated October 31, 2008 (the “Registration Prospectus Supplement”), and the accompanying prospectus dated October 31, 2008 (together with the Registration Prospectus Supplement and the Offering Prospectus Supplement (as defined below), the “Prospectus”) that form part of the Company’s effective registration statement on Form S-3 (Reg. No. 333-154922) (the “Registration Statement”) and (2) the offering and sale of Shares (the “Offering”), which is described more fully in the prospectus supplement dated October 31, 2008 (the “Offering Prospectus Supplement”).

In connection with such the Registration and the Offering, we have been asked to provide you with this legal opinion regarding the U.S. federal income tax matters relating to the Company’s REIT status specifically set forth below under the caption titled “Opinions.”

The Company has decided to terminate its REIT status as of January 1, 2009.  This opinion letter does not address U.S. federal income tax matters arising on or prior to December 31, 2005, or after December 31, 2008.

Bases for Opinions

The opinions set forth in this letter are based on relevant current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations thereunder (including proposed and temporary Treasury Regulations), and interpretations of the foregoing as expressed in court decisions, applicable legislative history, and the administrative rulings and practices of the Internal Revenue Service (the “IRS”), including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling, all as of the date hereof.  These provisions and interpretations are subject to change by the IRS, Congress and the courts (as applicable), which may or may not be retroactive in effect and which might result in material modifications of our opinions.  Our opinions do not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary position taken by the IRS or the Treasury Department in regulations or rulings issued in the future.  In this regard, an opinion of counsel with respect to an issue represents counsel’s best professional judgment with respect to the outcome on the merits with respect to such issue, if such issue were to be litigated, but an opinion is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.

In rendering the following opinions, we have examined such statutes, regulations, records, agreements, certificates and other documents as we have considered necessary or appropriate as a basis for the opinions, including, but not limited to:  (1) the Registration Statement, including the Prospectus; (2) the discussion under the caption “Material U.S. Federal Income Tax Considerations” contained in the Company’s Current Report on Form 8-K filed with the SEC on October 31, 2008 (the “Tax Disclosure”); and (3) certain organizational documents of the Company and certain of its subsidiaries (those documents referred to in clauses (1) through (3), the “Reviewed Documents”).

The opinions set forth in this letter are premised on, among other things, the written representations of the Company contained in a letter to us dated as of the date hereof (the “Management Representation Letter”) that we have discussed with the Company.  For purposes of rendering our opinion, we have not made an independent investigation or audit of the facts set forth in the Reviewed Documents and the Management Representation Letter.  We consequently have relied upon the representations and statements of the Company as described in the Reviewed Documents and the Management Representation Letter, and assumed that the information presented in such documents or otherwise furnished to us is accurate and complete in all material respects.

In this regard, we have assumed with your consent the following:

(i)            that (A) all of the representations and statements set forth in the Reviewed Documents and the Management Representation Letter are true, correct, and complete as of the date hereof, (B) any representation or statement in the Reviewed Documents and the Management Representation Letter made as a belief or made “to the knowledge of” or similarly qualified is true, correct and complete as of the date hereof, without such qualification, (C) each agreement described in the Reviewed Documents is valid and binding in accordance with its terms, and (D) each of the obligations of the Company, and its subsidiaries, as described in the Reviewed Documents, has been or will be performed or satisfied in accordance with its terms;

(ii)           the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made;

(iii)          that any documents as to which we have reviewed only a form were or will be duly executed without material changes from the form reviewed by us; and

(iv)          from and after the date of this letter, the Company will utilize all appropriate “savings provisions” (including the provisions of Sections 856(c)(6), 856(c)(7), and 856(g) of the Code, and the provision included in Section 856(c)(4) of the Code (flush language) allowing for the disposal of assets within 30 days after the close of a calendar quarter, and all available deficiency dividend procedures) available to the Company under the Code in order to correct any violations of the applicable REIT qualification requirements of Sections 856 and 857 of the Code with respect to 2006, 2007, and or 2008, to the full extent the remedies under such provisions are available.

Any material variation or difference in the facts from those set forth in the documents that we have reviewed and upon which we have relied (including, in particular, the Management Representation Letter) may adversely affect the conclusions stated herein.

Opinions

Based upon and subject to the assumptions and qualifications set forth herein, including, without limitation, the discussion in the next two paragraphs below, we are of the opinion that:

(1)                                  the Company has been organized and has operated in conformity with the requirements for qualification as a REIT for each of its taxable years beginning with its taxable year ended December 31, 2006, and the Company’s current organization and proposed method of operation (as described in the Prospectus, the Tax Disclosure, and the Management Representation Letter) will enable it to meet the requirements for qualification and taxation as a REIT under the Code for its taxable year ending December 31, 2008; and

(2)                                  the portions of the discussion in the Tax Disclosure that describe applicable U.S. federal income tax law are correct in all material respects as of the date hereof.

The Company’s qualification and taxation as a REIT under the Code will depend upon the ability of the Company to meet on an ongoing basis (through actual annual operating results, distribution levels, diversity of share ownership and otherwise) the various qualification tests imposed under the Code, and upon the Company utilizing any and all appropriate “savings provisions” (including the provisions of Sections 856(c)(6), 856(c)(7), and 856(g) of the Code and the provision included in Section 856(c)(4) of the Code (flush language) allowing for the disposal of assets within 30 days after the close of a calendar quarter, and all available deficiency dividend procedures) available to the Company under the Code to correct violations of specified REIT qualification requirements of Sections 856 and 857 of the Code with respect to 2006, 2007, and/or 2008.  We have not undertaken at this time to review the Company’s compliance with these requirements on a continuing basis, nor will we do so in the future.  Accordingly, no assurance can be given that the actual results of the Company’s operations, the sources of its income, the nature of its assets, the level of its distributions to shareholders and the diversity of its share ownership for any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT.

More specifically, in order to qualify as a REIT, 75% of the Company’s total assets must be comprised of (or have been comprised of) “real estate assets” (as that term is used for purposes of Section 856(c) of the Code) and limited other assets specified in the Code as of the close of each calendar quarter of the Company’s taxable year, including the calendar quarter ending December 31, 2008, and at least 75% of the Company’s gross income for any taxable year for which it seeks to qualify as a REIT must be from certain specified “real estate” sources, including interest on mortgage loans.  The Company’s ability to comply with this requirement is entirely dependent on the Company acquiring and owning (for U.S. federal income tax purposes) on the relevant dates “real estate assets” with an aggregate value equal to, or in excess of, 75% of its “total assets” and owning throughout the relevant taxable year assets that will produce sufficient “real estate” gross income to satisfy the 75% gross income test.  The value of the assets that the Company will own on December 31, 2008 cannot be known with certainty as of the date hereof.  Similarly, the gross income that the Company’s assets will produce for 2008, and the nature of that income, cannot be known with certainty as of the date hereof.  Moreover, as of the date hereof, we have not reviewed all assets that have been, or will be owned by the Company at the close of any calendar quarter, or which the Company currently owns, nor have we reviewed all of the gross income of the Company produced in 2006 or 2007, or that it has produced to date or will produce in 2008.  Accordingly, the accuracy of our opinion is entirely dependent on the Company’s representations contained in the Management Representation Letter regarding the value and anticipated value, as the case may be, and composition of its assets as of December 31, 2008, as well as at the close of prior calendar quarters, and the nature and sources of its income for 2006, 2007, and 2008.

This opinion letter addresses only the specific U.S. federal income tax matters set forth above and does not address any other federal, state, local or foreign tax issues.  In particular, we have not offered and are not offering any opinion regarding any U.S. federal income tax matters arising on or prior to December 31, 2005, or after December 31, 2008.

This opinion letter has been prepared for use in connection with the filing by the Company of a Current Report on Form 8-K, which Form 8-K will be incorporated by reference in the Prospectus constituting part of the Registration Statement.  We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 8.1 to such Form 8-K and to the reference to this firm under the caption “Legal Matters” in the Prospectus.  In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HOGAN & HARTSON LLP